Exhibit 99.1

NV5 Expands Energy Market Services with $55 Million Acquisition of CHI Engineering Services, Inc.

Hollywood, FL – November 5, 2018 – NV5 Global, Inc. (Nasdaq: NVEE) (“NV5” or the “Company”), a professional engineering and consulting solutions provider, today announced the acquisition of CHI Engineering Services, Inc. (CHI). CHI is an infrastructure engineering firm with $55 million in revenue headquartered in Portsmouth, New Hampshire. CHI provides engineering, procurement and construction management (EPCM) services to the liquefied natural gas (LNG), petroleum gas (LPG) and natural gas (NG) industries. CHI’s client base includes the majority of LNG facility owner/operators in the US. The acquisition will complement NV5’s rapidly growing power group in the West and drive the expansion of energy services nationwide. The $55 million acquisition is evaluated at approximately six times trailing EBITDA and will be made with a combination of cash and stock. The acquisition will be immediately accretive to NV5’s earnings.

“NV5 has experienced a rapid increase in demand for our engineering, permitting, and construction services from our energy clients. The addition of CHI provides a monumental platform for accelerating our growth in the energy service market,” commented Dickerson Wright, P.E., Chairman and CEO of NV5. “NV5 is now well-positioned to capitalize on the expanding LNG, LPG and natural gas markets in the US.”

Peter Dirksen III, P.E., President of CHI Engineering Services added, “The financial strength of NV5 will allow us to capitalize on current market opportunities and respond to increasing demands for storage, liquefaction, vaporization and loading facilities, especially in the LNG market.”

Lynda Erdbrink, P.E., Vice President of CHI, added “We are excited to be able to integrate NV5’s services and personnel resources into our projects throughout the US.”

About CHI

Founded in 1978, CHI is a full-service EPCM firm serving the LNG, NG, and LPG industries. With extensive experience in plant startup, operations, and maintenance, CHI provides clients simplified operations and maintenance. Through its engineering, procurement, and construction management platforms, CHI provides process design, procurement solutions, and in-house fabrication facilities. Please view CHI’s website for more information.

About NV5

NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions ranked #45 in the Engineering News Record Top 500 Design Firms list. NV5 serves public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure engineering and support services, energy, program management, and environmental solutions. The Company operates out of more than 100 locations nationwide and abroad in Macau, Hong Kong, and the UAE. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this press release. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact

NV5 Global, Inc.

Jenna Carrick

Investor Relations Manager

Tel: +1-916-641-9124

Email: ir@nv5.com